Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-222104, No. 333-233181, No. 333-241025 and No. 333-258452) on Form S-8, (No. 333-223471) on Form S-8/S-3, and (No. 333-228320 and No. 333-232484) on Form S-3 of Rimini Street, Inc. of our report dated March 2, 2022, with respect to the consolidated financial statements of Rimini Street, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
March 2, 2022